Exhibit 1.8


                                 PROMISSORY NOTE


$1,625,000.00 (U.S.)                                          TORONTO, ONTARIO

                                                        DATE: September 28, 2000

1. FOR VALUE RECEIVED the undersigned unconditionally promises to pay on demand to 495414 ONTARIO LTD., (the "Lender") or to its order, at Maple Partners Financial Group Inc., Aetna Tower, Toronto Dominion Centre, Suite 3500, P.O. Box 328, Toronto, Ontario, M5K 1K7, in lawful money of the United States of America, the amount of ONE MILLION SIX HUNDRED TWENTY FIVE THOUSAND UNITED STATES DOLLARS (U.S.$1,625,000.00) (the "Principal Amount") together with interest on the Principal Amount outstanding from time to time.

2. The Principal Amount outstanding at any time, and from time to time, and any overdue interest, shall bear interest from the date hereof to and including December 31, 2000 at an annual rate of fourteen percent (14%) and from and after January 1, 2001 at an annual rate of thirty four percent (34%), both before and after demand, default and judgment, determined daily and compounded monthly in arrears on the last day of each calendar month.

3. Any payments in respect of amounts due hereunder shall be applied first in satisfaction of any accrued and unpaid interest and thereafter to the Principal Amount outstanding.

4. The undersigned agrees that it will use the Principal Amount only to purchase common shares of IPL Acquireco 2000 Ltd. ("Acquireco").

5.   The undersigned acknowledges that:

     (a) the undersigned has received monies in the Principal Amount from the Lender and other lenders advancing funds to the undersigned on the date of this Note (the "Lender Group"). The proportion of the Principal Amount to the aggregate of all principal amounts loaned to the undersigned by the Lender Group on the date hereof is 25 % (the "Rateable Portion");

     (b)  contemporaneously with the delivery of this Note,

          (i) the undersigned has delivered a pledge of all shares held by it in Acquireco (the "Acquireco Shares"), which is granted in favour of each member of the Lender Group;

          (ii) the sole shareholder of the undersigned ("Gaspar") has delivered a guarantee of the obligations of the undersigned pursuant to this Note (the "Guarantee"), which has been granted in favour of all members of the Lender Group; and

          (iii) Gaspar has delivered a pledge of all of the shares held by him in the capital of the undersigned.

6. The undersigned agrees that the Rateable Portion of all proceeds received by the undersigned pursuant to any sale, redemption, dividend or other step or action taken in respect of any Acquireco shares shall be applied no later than two business days following receipt thereof to (i) first, the payment of accrued and unpaid interest on the Principal Amount and (ii) then, after all of such accrued interest is paid, to the repayment of the Principal Amount.

7. The undersigned waives demand, presentment for payment, notice of non-payment and notice of protest of this Note. No failure or delay by the Lender in exercising any right under this Note shall operate as a waiver of such right, nor shall any single or partial exercise of any right exclude the further exercise thereof or the exercise of any other right.

8. The undersigned hereby waives the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the undersigned may have.

9. The Lender may at any time transfer, assign, mortgage, charge, pledge, grant a security interest in or in any way encumber its interest in this Note to or in favour of any individual, partnership, limited partnership, joint venture, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal representative or entity however designated or constituted without the consent of the undersigned.

10. This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall enure to the benefit of the Lender and its successors and assigns and shall be binding on the undersigned and its successors and assigns.

DATED September 28, 2000

                              IPL HOLDCO 2000 LTD.



                              By: /s/ Andrew P. Gaspar
                                  ----------------------------------
                                  Name:   Andrew P. Gaspar
                                  Title:  President